Exhibit 99.1

PRESS CONTACT: Carey P. Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER 2014 RESULTS

DALLAS – (BUSINESS WIRE) – February 26, 2015 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the fourth quarter and full year 2014. Company highlights for the fourth quarter and full year include:

Operating and Financial Summary (see Non-GAAP Financial Measures below)

•	Revenue in the fourth quarter of 2014 was $100.2 million, an $11.2 million, or 12.6%, increase from the fourth quarter of 2013. Revenue for full-year 2014 increased $33.6 million, or 9.6%, to $383.9 million.

•	Occupancy for the Company’s consolidated communities, excluding four communities undergoing repositioning, lease-up or significant renovation and conversion, was 87.9% in the fourth quarter of 2014, an increase of 110 basis points from the fourth quarter of 2013. Same-community occupancy was 87.5% for the fourth quarter of 2014, a 20 basis point sequential improvement from the third quarter of 2014 and a 60 basis point improvement from the fourth quarter of 2013.

•	Average monthly rent for the Company’s consolidated communities increased 3.0% to $3,229 in the fourth quarter of 2014, an increase of $94 per occupied unit as compared to the fourth quarter of 2013. Same-community average monthly rent was $3,179, a $34 per occupied unit increase from the fourth quarter of 2013, and a 30 basis point improvement from the third quarter of 2014.

•	Adjusted EBITDAR increased 20.9% to $36.0 million in the fourth quarter of 2014. This does not include EBITDAR of $0.7 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Company is currently excluding the results of these four communities from its Non-GAAP financial measures, including Adjusted EBITDAR. The Company’s Adjusted EBITDAR margin was 37.5% for the fourth quarter of 2014, an increase of 290 basis points versus the fourth quarter of the prior year. Adjusted EBITDAR for full-year 2014 increased $13.0 million, or 10.9%, to $132.6 million.

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•	Adjusted Cash From Facility Operations (“CFFO”) was $13.5 million, or $0.48 per share, in the fourth quarter of 2014, excluding the four communities previously noted, compared to $14.6 million, or $0.52 per share, in the fourth quarter of 2013. The fourth quarter of 2013 included tax savings from a cost segregation study of approximately $0.12 per share. On a comparable basis, Adjusted CFFO increased $0.08 per share, or 20.0%, in the fourth quarter of 2014 versus the fourth quarter of 2013. Adjusted CFFO for full-year 2014 was $1.51 compared to $1.54 in full-year 2013. Adjusted CFFO for full-year 2013 included tax savings from the previously noted cost segregation study of approximately $0.14 per share.

•	The Company’s Net Loss for the fourth quarter of 2014 was $3.9 million, or $0.13 per share, due to non-cash amortization of resident leases of $4.8 million associated with communities acquired by the Company in the previous 12 months. Net Loss for full-year 2014 was $24.1 million, or $0.83 per share. Adjusted Net Income was $1.5 million, or $0.05 per share, for the fourth quarter of 2014, and $2.4 million, or $0.09 per share, for full-year 2014.

•	As disclosed in its press release dated January 29, 2015, the Company acquired two senior living communities, one in mid-December and the other in mid-January, for a combined purchase price of approximately $32.8 million. These communities are expected to generate incremental annual CFFO of approximately $0.04 per share.

•	Also as disclosed on January 29, 2015, the Company sold four non-core communities in January for $36.5 million. The Company received approximately $18.0 million in net proceeds after relieving the debt associated with the communities and paying customary transaction and closing costs.

“Our fourth quarter results reflect the continuing momentum in our operations. Our revenue increased at the highest rate of the year in the fourth quarter while our expenses declined, resulting in excellent growth in Adjusted EBITDAR and Adjusted CFFO. We also experienced continued solid increases in occupancy and average monthly rent,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our same-community occupancy increased for the fifth consecutive quarter, gaining 20 basis points from the third quarter of 2014 to the fourth quarter of 2014. Our same-community average monthly rent increased by 30 basis points in the fourth quarter of 2014 as compared to the third quarter, building on the 70 basis point sequential increases in average monthly rent in the two previous quarters. We also continue to make steady progress on our work to convert approximately 360 vacant independent living units to assisted living and memory care units, with more than half of the conversions complete at the end of 2014.

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“Complementing this growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We closed on one such community in the fourth quarter and have subsequently closed on another community in the first quarter, and we continue to pursue additional opportunities.

“We are successfully executing on our strategic plan, and believe that we are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations totaling approximately $57 million. Subject to completion of customary closing conditions, at least one of the acquisitions, valued at approximately $30 million, is expected to close by the end of the first quarter of 2015. Another acquisition is expected to close late in the first quarter or early in the second quarter of 2015, with the remainder expected to close in the second quarter.

•	The Company executed an early rate lock agreement on approximately $21 million of debt associated with the previously noted $30 million acquisition expected to close in the first quarter at a fixed interest rate of 3.55% with a 10-year maturity.

•	As disclosed on January 29, 2015, the Company also executed early rate lock agreements on $45 million of mortgage debt for two communities at an average fixed interest rate of approximately 3.85% with a 10-year maturity. One of these transactions closed on February 17 and the net proceeds were used to pay off two short-term bridge loans totaling $14 million. The remaining transaction is expected to close by the end of the first quarter of 2015. After completion, the Company will have two remaining bridge loans totaling approximately $20 million.

•	As disclosed on January 29, 2015, the Company closed a refinance of debt on a community in December 2014 that was originally set to mature in March 2017. The new mortgage is $18.9 million with a 4.46% fixed interest rate and matures in January 2025. The new mortgage replaced $8.4 million of fixed-rate debt with an interest rate of 5.75%. The refinance yielded $9.3 million in incremental cash proceeds for the Company after customary transaction and closing costs.

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Financial Results - Fourth Quarter

For the fourth quarter of 2014, the Company reported revenue of $100.2 million, compared to revenue of $88.9 million in the fourth quarter of 2013, an increase of 12.6%. Resident and healthcare revenue increased from the fourth quarter of the prior year by approximately $13.1 million, or 15.0%, mostly due to the acquisition of 14 communities during or after the fourth quarter of 2013. As expected, community reimbursement revenue and affiliated management revenue decreased approximately $1.9 million in the fourth quarter of 2014 as compared to the fourth quarter of 2013. The acquisition of three Ohio communities in which the Company previously held a 10% interest as a joint venture on June 30, 2014, resulted in the elimination of these two revenue items as well as community reimbursement expense.

Operating expenses for the fourth quarter of 2014 were $59.7 million, an increase of $5.9 million from the fourth quarter of 2013, primarily due to the acquisition of 14 communities during or after the fourth quarter of 2013.

General and administrative expenses for the fourth quarter of 2014 were $4.5 million, which includes $0.4 million of transaction and other one-time costs. Excluding transaction and other one-time costs, general and administrative expenses decreased $0.4 million in the fourth quarter of 2014 as compared to the fourth quarter of 2013. As a percentage of revenues under management, general and administrative expenses, excluding transaction and other one-time costs, were 4.1% in the fourth quarter of 2014 as compared to 5.2% in the fourth quarter of 2013.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion.

Adjusted EBITDAR for the fourth quarter of 2014 was approximately $36.0 million, an increase of $6.2 million, or 20.9%, from the fourth quarter of 2013. This does not include EBITDAR of $0.7 million related to four communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the fourth quarter of 2014 was 37.5%, a record-high quarterly margin for the Company and an increase of 290 basis points from the fourth quarter 2013 of 34.6%.

The Company recorded a net loss of $3.9 million in the fourth quarter. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company earned adjusted net income of $1.5 million, or $0.05 per share, in the fourth quarter of 2014. Adjusted CFFO was $13.5 million, or $0.48 per share, in the fourth quarter of 2014 versus $0.52 in the fourth quarter of 2013. The fourth quarter of 2013 included tax savings from a cost segregation study of approximately $0.12 per share. On a comparable basis, Adjusted CFFO increased $0.08 per share, or 20.0%, in the fourth quarter of 2014 versus the fourth quarter of 2013.

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Financial Results – Full Year

The Company reported 2014 revenue of $383.9 million compared to revenue of $350.4 million in 2013, an increase of $33.6 million, or 9.6%. Revenues in 2014 included a decrease of $3.4 million in community reimbursement revenue and affiliated management revenue related to the acquisition of three communities formerly held as a joint venture, as previously noted. Resident and healthcare revenue increased 10.7% versus the prior year. Operating expenses were $230.5 million in 2014, an increase of $22.8 million.

General and administrative expenses in 2014 were $19.6 million compared to $20.2 million in 2013. Excluding transaction and other one-time costs, general and administrative expenses as a percentage of revenues under management were approximately 4.7% in 2014 compared to 5.2% in 2013.

Adjusted EBITDAR increased 10.9% to $132.6 million in 2014, an increase of $13.0 million. The Company’s Adjusted EBITDAR margin was 35.9% in 2014, a 100 basis point improvement from 2013. Adjusted CFFO for 2014 was $42.8 million, or $1.51 per share, compared to $1.54 per share in 2013. Adjusted CFFO in 2013 included approximately $0.14 per share in tax savings from a cost segregation study. The Company’s net loss for 2014 was $24.1 million, or $0.83 per share. After adjusting for the non-recurring or non-economic items reconciled on the final page of this release, the Company earned adjusted net income of $2.4 million, or $0.09 per share.

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the fourth quarter of 2014 increased 1.9% versus the fourth quarter of 2013. Same-community expenses decreased 0.9% from the fourth quarter of the prior year. Labor costs, including benefits, increased approximately 0.4%, food costs increased 1.4% and utilities were down 1.7% as compared to the fourth quarter of the prior year. Same-community net operating income increased 5.1% in the fourth quarter of 2014 as compared to the fourth quarter of 2013.

Same-community results continued to show significant sequential improvement in the fourth quarter of 2014. Same-community revenues were up sequentially over the third quarter by 0.6%, following sequential improvement over the previous quarter of 0.6% and 1.1% in the second and third quarters, respectively. Same-community occupancies increased 20 basis points from the third quarter to the fourth quarter and average rent increased 30 basis points from the third quarter to the fourth quarter.

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Same-community expenses were $0.3 million lower than the third quarter of 2014. Same-community net operating income was 2.0% higher than the third quarter of 2014.

Capital expenditures for the fourth quarter of 2014 were $5.3 million, representing approximately $3.8 million of investment spending and approximately $1.5 million of recurring capital expenditures. Spending in 2014 for recurring capital expenditures equaled $4.7 million, or approximately $400 per unit.

Balance Sheet

The Company ended the year with $51.5 million of cash and cash equivalents, including restricted cash. During the fourth quarter of 2014, the Company invested $4.1 million of cash as equity to complete the acquisitions of one community and spent $5.3 million on capital improvements. For the full year, the Company invested $40.5 million of cash to complete 8 acquisitions and spent $18.7 million on capital improvements.

As of December 31, 2014, the Company financed its 67 owned communities with mortgages totaling $642.5 million at interest rates averaging 4.7%. All of the Company’s debt is at fixed interest rates, except for six bridge loans totaling approximately $65.2 million at December 31, 2014, at variable rates averaging 3.9%. The Company has no mortgage maturities before the third quarter of 2015.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition program.

Q4 2014 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year financial results. The call will be held on Thursday, February 26, 2015, at 5:00 p.m. Eastern Time. The call-in number is 913-312-0850, confirmation code 3717091. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting Thursday, February 26, 2015, at 8:00 p.m. Eastern Time, until Saturday, March 7, 2015, at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 3717091. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning February 27, 2015.

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Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 114 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,000 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$39,209	$13,611
Restricted cash	12,241	11,425
Accounts receivable, net	5,903	3,752
Accounts receivable from affiliates	5	416
Federal and state income taxes receivable	—	5,123
Deferred taxes	460	845
Assets held for sale	35,761	—
Property tax and insurance deposits	12,198	11,036
Prepaid expenses and other	6,797	6,605

Total current assets	112,574	52,813
Property and equipment, net	747,243	651,738
Investments in unconsolidated joint ventures	—	1,010
Other assets, net	37,884	39,988

Total assets	$897,701	$745,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,540	$3,813
Accounts payable to affiliates	7	1
Accrued expenses	32,154	29,321
Notes payable of assets held for sale	15,076	—
Current portion of notes payable	33,664	11,918
Current portion of deferred income	14,603	11,215
Current portion of capital lease and financing obligations	1,054	948
Federal and state income taxes payable	219	—
Customer deposits	1,499	1,489

Total current liabilities	100,816	58,705
Deferred income	15,949	18,021
Capital lease and financing obligations, net of current portion	40,016	41,093
Deferred taxes	460	845
Other long-term liabilities	1,426	1,559
Notes payable, net of current portion	597,860	467,376
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 29,097 and 28,845 in 2014 and 2013, respectively	294	292
Additional paid-in capital	151,069	143,721
Retained (deficit) earnings	(9,255)	14,871
Treasury stock, at cost – 350 shares in 2014 and 2013	(934)	(934)

Total shareholders’ equity	141,174	157,950

Total liabilities and shareholders’ equity	$897,701	$745,549

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Resident and health care revenue	$100,160	$87,069	$380,400	$343,478
Affiliated management services revenue	—	211	415	797
Community reimbursement revenue	—	1,655	3,110	6,087

Total revenues	100,160	88,935	383,925	350,362
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	59,744	53,888	230,495	207,744
General and administrative expenses	4,485	5,209	19,622	20,238
Facility lease expense	14,808	14,173	59,332	56,986
Provision for bad debts	200	167	717	497
Stock-based compensation expense	1,586	1,164	7,262	4,322
Depreciation and amortization	13,880	10,055	49,487	43,238
Community reimbursement expense	—	1,655	3,110	6,087

Total expenses	94,703	86,311	370,025	339,112

Income from operations	5,457	2,624	13,900	11,250
Other income (expense):
Interest income	12	13	52	151
Interest expense	(8,476)	(6,446)	(31,261)	(23,767)
Write-off of deferred loan costs and prepayment premiums	(989)	—	(7,968)	—
Joint venture equity investment valuation gain	—	—	1,519	—
Gain on disposition of assets, net	795	1,442	784	1,454
Equity in earnings of unconsolidated joint ventures, net	—	57	105	133
Write-down of assets held for sale	(561)	—	(561)	—
Other income	1	6	23	34

Loss before provision for income taxes	(3,761)	(2,304)	(23,407)	(10,745)
Provision for income taxes	(140)	(91)	(719)	(5,759)

Net loss	$(3,901)	$(2,395)	$(24,126)	$(16,504)

Per share data:
Basic net loss per share	$(0.13)	$(0.08)	$(0.83)	$(0.58)

Diluted net loss per share	$(0.13)	$(0.08)	$(0.83)	$(0.58)

Weighted average shares outstanding — basic	28,387	27,949	28,301	27,815

Weighted average shares outstanding — diluted	28,387	27,949	28,301	27,815

Comprehensive loss	$(3,901)	$(2,395)	$(24,126)	$(16,504)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013
Operating Activities
Net loss	$(24,126)	$(16,504)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,487	43,238
Amortization of deferred financing charges	1,361	1,100
Amortization of deferred lease costs and lease intangibles	1,230	1,164
Deferred income	1,316	1,053
Deferred income taxes	—	10,793
Write-off of deferred loan costs and prepayment premiums	7,968	—
Joint venture equity investment valuation gain	(1,519)	—
Gain on disposition of assets, net	(784)	(1,454)
Equity in earnings of unconsolidated joint ventures, net	(105)	(133)
Write-down of assets held for sale	561	—
Provision for bad debts	717	497
Stock-based compensation expense	7,262	4,322
Changes in operating assets and liabilities:
Accounts receivable	(2,868)	980
Accounts receivable from affiliates	411	337
Property tax and insurance deposits	(1,162)	406
Prepaid expenses and other	(192)	(1,847)
Other assets	(163)	(1,745)
Accounts payable	(1,267)	(3,166)
Accrued expenses	2,833	4,876
Federal and state income taxes receivable/payable	5,342	(1,222)
Customer deposits	10	(51)

Net cash provided by operating activities	46,312	42,644
Investing Activities
Capital expenditures	(18,742)	(13,562)
Cash paid for acquisitions	(160,105)	(150,391)
Proceeds from SHPIII/CSL Transaction	2,532	—
Proceeds from disposition of assets	796	1,460
Contributions to joint ventures	—	—
Distributions from joint ventures	102	197

Net cash used in investing activities	(175,417)	(162,296)
Financing Activities
Proceeds from notes payable	300,820	140,237
Repayments of notes payable	(140,950)	(23,539)
Cash payments for capital lease and financing obligations	(971)	(871)
Increase in restricted cash	(816)	(1,246)
Cash proceeds from the issuance of common stock	170	3,163
Excess tax benefits on stock options exercised	(82)	(1,625)
Deferred financing charges paid	(3,468)	(1,593)

Net cash provided by financing activities	154,703	114,526

Increase (Decrease) in cash and cash equivalents	25,598	(5,126)
Cash and cash equivalents at beginning of year	13,611	18,737

Cash and cash equivalents at end of year	$39,209	$13,611

Supplemental Disclosures
Cash paid during the year for:
Interest	$28,856	$21,953

Income taxes	$724	$702

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q4 14	Q4 13	Q4 14	Q4 13	Q4 14	Q4 13
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	67	59	8,783	7,781	6,895	5,727
Leased	50	50	6,333	6,298	4,984	5,026
Joint Venture communities (equity method)	—	3	—	674	—	435

Total	117	112	15,116	14,753	11,879	11,188
Independent living			7,597	7,602	6,134	6,180
Assisted living			7,519	6,981	5,745	5,003
Skilled Nursing			—	170	—	5

Total			15,116	14,753	11,879	11,188
II. Percentage of Operating Portfolio
Consolidated communities
Owned	57.3%	52.7%	58.1%	52.7%	58.0%	51.2%
Leased	42.7%	44.6%	41.9%	42.7%	42.0%	44.9%
Joint venture communities (equity method)	—	2.7%	—	4.6%	—	3.9%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			50.3%	51.5%	51.6%	55.2%
Assisted living			49.7%	47.3%	48.4%	44.7%
			—	1.2%	—	0.0%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes 4 communities being repositioned/leased up)

	Q4 14	Q4 13
Selected Operating Results
I. Owned communities
Number of communities	64	56
Resident capacity	8,174	7,002
Unit capacity	6,398	5,226
Financial occupancy (1)	89.1%	87.3%
Revenue (in millions)	51.8	38.9
Operating expenses (in millions) (2)	29.3	22.1
Operating margin	44%	43%
Average monthly rent	3,030	2,845
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,072
Unit capacity	4,843	4,840
Financial occupancy (1)	86.5%	86.3%
Revenue (in millions)	44.0	43.3
Operating expenses (in millions) (2)	21.8	21.9
Operating margin	51%	49%
Average monthly rent	3,499	3,452
III. Consolidated communities
Number of communities	113	105
Resident capacity	14,281	13,074
Unit capacity	11,240	10,066
Financial occupancy (1)	87.9%	86.8%
Revenue (in millions)	95.8	82.2
Operating expenses (in millions) (2)	51.1	44.0
Operating margin	47%	46%
Average monthly rent	3,229	3,135
IV. Communities under management
Number of communities	113	108
Resident capacity	14,281	13,748
Unit capacity	11,240	10,500
Financial occupancy (1)	87.9%	87.0%
Revenue (in millions)	95.8	86.4
Operating expenses (in millions) (2)	51.0	46.3
Operating margin	47%	46%
Average monthly rent	3,229	3,155
V. Same communities under management
Number of communities	102	102
Resident capacity	13,086	13,056
Unit capacity	10,355	10,352
Financial occupancy (1)	87.5%	86.9%
Revenue (in millions)	86.4	84.8
Operating expenses (in millions) (2)	45.3	45.5
Operating margin	48%	46%
Average monthly rent	3,179	3,145
VI. General and Administrative expenses as a percent of Total Revenues under Management
Fourth Quarter (3)	4.1%	5.2%
Fiscal Year (3)	4.5%	5.2%
VII. Consolidated Mortgage Debt Information (in thousands, except for interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	577,310	453,641
Total variable rate mortgage debt	65,222	22,522
Weighted average interest rate	4.69%	5.25%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction and conversion costs incurred by the Company.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2014	2013	2014	2013
Adjusted EBITDAR
Net income from operations	$5,457	$2,624	$13,900	$11,250
Depreciation and amortization expense	13,880	10,055	49,487	43,238
Stock-based compensation expense	1,586	1,164	7,262	4,322
Facility lease expense	14,808	14,173	59,332	56,986
Provision for bad debts	200	167	717	497
Casualty losses	166	161	748	543
Transaction and conversion costs	549	660	2,648	1,866
Communities being repositioned/leased up	(683)	739	(1,494)	859

Adjusted EBITDAR	$35,963	$29,743	$132,600	$119,561

Adjusted EBITDAR Margin
Adjusted EBITDAR	$35,963	$29,743	$132,600	$119,561
Total revenues	$100,160	$88,935	$383,925	$350,362
Communities being repositioned/leased up	(4,308)	(2,987)	(14,381)	(7,847)

Adjusted revenues	$95,852	$85,948	$369,544	$342,515

Adjusted EBITDAR margin	37.5%	34.6%	35.9%	34.9%

Adjusted net income and net income per share
Net loss	$(3,901)	$(2,395)	$(24,126)	$(16,504)
Casualty losses, net of tax	105	101	471	342
Transaction and conversion costs, net of tax	346	416	1,668	1,176
Resident lease amortization, net of tax	3,013	1,937	10,460	10,774
Write-off of deferred loan costs and prepayment premium, net of tax	623	—	5,020	—
Write-down of assets held for sale, net of tax	353	—	353	—
Joint venture equity investment valuation gain, net of tax	—	—	(957)	—
Gain on disposition of assets, net of tax	(501)	(908)	(494)	(916)
Deferred tax asset valuation allowance	993	1,297	8,456	8,810
Communities being repositioned/leased up, net of tax	429	756	1,578	1,170

Adjusted net income	$1,460	$1,204	$2,429	$4,852

Adjusted net income per share	$0.05	$0.04	$0.09	$0.17

Diluted shares outstanding	28,390	27,966	28,305	27,871
Adjusted CFFO and Adjusted CFFO per share
Net loss	$(3,901)	$(2,395)	$(24,126)	$(16,504)
Non-cash charges, net	17,803	17,037	67,494	60,581
Recurring capital expenditures	(1,101)	(991)	(4,257)	(3,866)
Casualty losses	166	161	748	749
Transaction and conversion costs	549	660	2,648	1,866
Tax impact of Spring Meadows Transaction	(106)	(106)	(424)	(424)
Communities being repositioned/leased up, net of tax	138	237	746	631

Adjusted CFFO	$13,548	$14,603	$42,829	$43,033

Adjusted CFFO per share	$0.48	$0.52	$1.51	$1.54

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